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                                                                 EXHIBIT 5.01
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                                March 14, 1997
ONSALE, Inc.
1861 Landings Drive
Mountain View, CA 94043

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (the "Commission") on December 20, 1996 and Amendment No. 1 to such Registration Statement filed by you with the Commission on or about March 13, 1997 (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,220,000 shares of your Common Stock (the "Stock"), none of which is presently issued and outstanding.

     In rendering this opinion, we have examined the following:

     (1) the Registration Statement, together with the exhibits filed as a part thereof;

     (2) your registration statement on Form 8-A (File Number 0-21945) filed with the Commission on March 11, 1997;

     (3)  the prospectuses prepared in connection with the Registration
          Statement;

     (4) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and the minute books of your predecessor, ONSALE, a California corporation ("ONSALE California"), that are in our possession; and

     (5) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of
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ONSALE, Inc.
March 14, 1997
PAGE 2

any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us
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to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the up to 3,220,000 shares of Stock to be issued and sold by you, when issued and sold in the manner referred to in the prospectus that constitutes a part of the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

     This opinion speaks only as of its date and is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                                   Very truly yours,

                                                   FENWICK & WEST LLP



                                                   By:  /s/ Fenwick & West LLP
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                                                        General Partner